Exhibit 99.1

Bancshares of Florida Posts Significant Performance Improvement

Nearly $13 Million in Common Equity Raised Since Quarter End to Support Expected 2005 Growth

          NAPLES, Fla., April 27 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $442 million-asset multi-bank holding company based inNaples, Florida, today reported a $618,000 improvement in operatingperformance from fourth quarter 2004 to a net loss of $375,000 for firstquarter 2005.  Before consideration of the net expenses related to thecompany’s recent expansion into Palm Beach County and Tampa Bay, quarterlyearnings were positive for the first time in its history at nearly $350,000.

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          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated,“We made terrific progress this quarter toward our goal of achieving overallprofitability in the last half of this year.  For the company as a whole, wereduced our first quarter net loss to $375,000, 62% better than in fourthquarter 2004 and 27% better than a year earlier.  The loss per share improvedto $0.09, 58% less than fourth quarter 2004 and 46% less than first quarter2004.”

          “At the affiliate level,” McMullan went on to say,

          *   “Our Fort Lauderdale bank earned $125,000, amply absorbing all the costs of its new Boca Raton banking center after only one quarter of operation.Total assets increased 16% during the last 90 days to $168 million, with theBoca Raton location contributing $14 million in deposits at quarter end.

          *   “Our Tampa Bay bank, which opened in November 2004, reached $44 million in assets at March 31, 2005, and reduced its net loss by 20% from the priorquarter to $408,000.

          *   “Our Naples bank, which has been profitable since third quarter 2003, had another strong quarter with net income of $505,000, which compares to$73,000 in first quarter 2004.  Total assets exceeded $250 million, 26%greater than one year earlier.

          *   “And our trust and investment advisory company achieved its fifth consecutive quarter of profitability, with assets under advice maintained inexcess of $200 million, an increase of 33% over a year ago despite a softequity market and settlement of certain estate assets.”

          McMullan continued,

          * “Especially significant to our plan of continued rapid growth in earning assets, which have increased 68% in the last twelve months, is nearly$13.0 million in net proceeds from common equity we have raised since March31, 2005 via the sale of 915,000 shares of common stock through a privateplacement with Allen and Company LLC.  This includes 215,000 shares whichclosed on April 26.  As a result of the additional 915,000 shares, proformabook value per common share at March 31, 2005 is $8.84, an increase of $1.02per share based on 4.835 million shares outstanding prior to the issuance.

          *   “We grew total loans $35 million or 11% during the last ninety days, nearly $3.8 million higher than the average quarterly pace in 2004.  Loans atquarter end were $361 million, up 51% in the last twelve months.

          *   “Top-line revenue, which combines net banking spread income and all fee income, rose 19% over fourth quarter 2004 to $4.3 million, 79% higher thanfirst quarter 2004.  Growth was enhanced by a 16 basis point expansion in netinterest margin to 3.61% compared to fourth quarter 2004, reflective of thecompany having positioned its balance sheet to benefit from a rising rateenvironment.

          *   “Noninterest expense increased 5.8% in the quarter compared to fourth quarter 2004, or a rise of $241,000 against a top-line revenue increase of$704,000.  As a result, the efficiency ratio fell 13 percentage points to amore favorable 102%, the best it has ever been for the company.

          *   “And asset quality continued to be strong, with nonperforming loans at 0.13% of loans outstanding at quarter end and no net charge-offs.  Thesemeasures are consistent with our historic norm and very favorable to nationalpeer bank levels as of year-end 2004.”

          McMullan concluded, “As summarized above, before consideration of approximately $720,000 in net expenses related to our Palm Beach County andTampa Bay initiatives, which opened two very promising markets for us in 2004,our company achieved positive combined earnings among our subsidiaries thisquarter for the first time in our history.  On that basis, our establishedNaples and Fort Lauderdale franchises, including parent company expense,earned nearly $350,000.  As previously stated in our fourth quarter 2004earnings press release, we have budgeted to achieve overall profitabilityduring the last half of 2005, including absorption of the new market expense.Based on our strong first quarter performance and now having additional equitycapital in hand, we are confident that we will achieve the profitabilityobjectives we have set for ourselves.”

FIRST QUARTER 2005 EARNINGS RECAP

          The company’s first quarter net loss decreased $618,000 to $375,000 compared to fourth quarter 2004.  Top-line revenue climbed $704,000 on a 5%growth in earning assets and a 1% decrease in assets under advice.  We definetop-line revenue, which is a non-GAAP term, as the sum of the company’slending or spread income (interest income less interest expense) plus feeincome (excluding net securities gains/losses), both of which often pertain tothe same customer base and can be matched against the underlying noninterestexpense to generate those revenue components.  Approximately $102,000 of thetop-line revenue increase reflects expansion in the net interest margin.

          Noninterest expense rose $241,000 in the first quarter, or only about 1/3 of the increase in top-line revenue.  The resulting net improvement of$463,000 was further increased by a $155,000 reduction in the loan lossprovision from fourth quarter 2004.  Though loans rose 11% during the last 90days, the provision decreased based on improved credit quality at the FortLauderdale bank, which eliminated the need to increase the loan loss allowanceat that affiliate from the year-end level.

          Please visit the company’s web site, http://www.bankofflorida.com , for an electronic version of this earnings release along with a supporting summaryfinancial table.  Click on “Investor Relations” and select the “News” section.The table will be more fully discussed in the company’s upcoming Form 10-Q, tobe released on or before May 10, 2005.

BANCSHARES OF FLORIDA, INC.

          Bancshares of Florida, Inc. (Nasdaq: BOFL)(Newspaper listing: “BcshFla”) is a $442-million-asset multi-bank holding company located in Naples, Florida.It is the parent company for Bank of Florida, Southwest, and Bank of FloridaTrust Company, both based in Naples, Florida; Bank of Florida, based in FortLauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida.In addition, a banking facility was recently opened in Boca Raton, Florida.Investor information may be found on the company’s web site,http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Actof 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,”“anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or thenegatives thereof or other variations thereon or similar terminology, and aremade on the basis of management’s plans and current analyses of Bancshares ofFlorida, Inc., its business and the industry as a whole. These forward-lookingstatements are subject to risks and uncertainties, including, but not limitedto, economic conditions, competition, interest rate sensitivity and exposureto regulatory and legislative changes. The above factors, in some cases, haveaffected, and in the future could affect, Bancshares of Florida, Inc.’sfinancial performance and could cause actual results for fiscal 2005 andbeyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publiclyupdate or revise its forward-looking statements even if experience or futurechanges make it clear that any projected results expressed or implied thereinwill not be realized.

          Contact:
          Michael L. McMullan
          President and CEO
          (239) 254-2143

          David G. Wallace
          EVP and CFO
          (239) 254-2132

SOURCE  Bancshares of Florida
          -0-                                                  04/27/2005
          /CONTACT:  Michael L. McMullan, President and CEO, +1-239-254-2143, orDavid G. Wallace, EVP and CFO, +1-239-254-2132, both of Bancshares of Florida/
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